UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): June 11, 2009

001-33635

(Commission file number)

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250 San Diego, California 92130	(858) 436-1000
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 11, 2009, Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), completed an unsecured debt financing pursuant to the terms of a Promissory Note and Warrant Purchase Agreement (“Purchase Agreement”) entered into by and among Cardium and certain accredited investors. Under the terms of the Purchase Agreement, Cardium issued notes in the aggregate principal amount of $600,000 to the investors, and five year warrants to purchase up to 402,000 shares of Cardium’s common stock, in the aggregate, at an exercise price of $2.00 per share (collectively, the “Financing”).

The notes bear interest at a fixed rate of 12% per annum, payable upon maturity. The maturity date of the notes is the earlier of June 27, 2009, or the closing of a Qualified Asset Monetization, Qualified Financing or Qualified Stock Sale. For purposes hereof, (i) a “Qualified Asset Monetization” means the sale, license or other transfer or disposition of assets of Cardium, or any of its subsidiaries, that results in gross proceeds of at least $10,000,000; (ii) a “Qualified Financing” means any equity or debt financing transaction consummated by Cardium, or any subsidiary, that results in gross proceeds of at least $10,000,000; and (iii) a “Qualified Stock Sale” means the sale of capital stock of any subsidiary that results in gross proceeds of at least $10,000,000. Upon maturity, each note holder will receive an origination fee in an amount equal to 3.33% of the principal amount of such holder’s note.

Pursuant to the terms of the warrants issued in the Financing, the exercise price is subject to adjustment in the event of certain specified issuances of equity securities or rights, distributions, or transactions. The warrants are not exercisable until the earlier to occur of (i) the date upon which an additional listing application for the shares issuable upon exercise of the warrants has been approved by the NYSE AMEX, the exchange on which Cardium’s shares are listed, or (ii) the date upon which Cardium’s common stock is delisted from the NYSE AMEX should any such delisting actually occur. If an additional listing application is not approved by NYSE AMEX, Mr. Reinhard, Cardium’s Chief Executive Officer, has agreed to assign and transfer to the holders of the warrants issued in the Financing a portion of a warrant issued to Mr. Reinhard in connection with Cardium’s November 2008 debt financing representing, in the aggregate, an equivalent number of warrant shares as the shares underlying the warrants issued in the Financing.

At the closing of the Financing, Cardium received aggregate gross proceeds of approximately $600,000 (before placement agent fees and offering expenses and excluding any proceeds that Cardium may receive upon exercise of the warrants). Of this amount, (i) Gabor Rubanyi, Cardium’s Chief Scientific Officer, invested $100,000 and received a warrant to purchase 67,000 shares of Cardium’s common stock; and (ii) Robert Engler, a consultant and Cardium’s Chief Medical Advisor, invested $150,000 and received a warrant to purchase 100,500 shares of Cardium’s common stock. The notes and warrants issued to Messrs. Rubanyi and Engler were on the same terms as those issued to the other investors in the Financing.

Empire Asset Management Company (“Empire”) served as non-exclusive placement agent for the Financing pursuant to the terms of a Placement Agency Agreement by and between Cardium and Empire and received from the gross proceeds of the Financing a commission equal to approximately $9,000, or 6.0% of the gross proceeds received by Cardium in the Financing from investors originated by Empire, and a warrant, substantially on the same terms as the warrants issued to the investors in the Financing, to purchase 6,030 shares of Cardium’s common stock, or 6.0% of the number of shares underlying the warrants issued in the Financing to investors originated by Empire.

In connection with the Financing, Tissue Repair Royalty Company, LLC agreed, in effect, to extend the maturity date on the $400,000 outstanding principal amount under the convertible promissory note issued by Cardium to TRC RC on February 23, 2009 until June 27, 2009 in exchange for the payment of a $12,000 fee.

The foregoing description of the Purchase Agreement, the notes, the warrants, and the Placement Agency Agreement do not purport to be complete and are qualified in their entirety by the form of note attached hereto as Exhibit 4.1, the form of warrant attached hereto as Exhibit 4.2, the form of Purchase Agreement attached hereto as Exhibit 10.1, and the Placement Agency Agreement attached hereto as Exhibit 10.2, each of which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is hereby incorporated into this Item 3.02. The warrants to purchase common stock issued at the closing of the Financing and the shares of common stock underlying the warrants were offered and will be issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Each investor represented to Cardium that it was an “accredited investor” as such term is defined under such Regulation D and the Financing did not involve any form of general solicitation or general advertising.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Promissory Note (a note in substantially this form was issued to the investors at the closing of the Financing)
4.2	Form of Common Stock Purchase Warrant (a warrant in substantially this form was issued to the investors and Empire at the closing of the Financing)
10.1	Form of Promissory Note and Warrant Purchase Agreement, dated as of June 11, 2009, by and among Cardium and each investor (an agreement on substantially this form was signed by each investor in the Financing)
10.2	Placement Agency Agreement dated June 5, 2009, by and between Cardium and Empire

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIUM THERAPEUTICS, INC.

Date: June 16, 2009	By:	/s/ CHRISTOPHER J. REINHARD
Christopher J. Reinhard Chief Executive Officer